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                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT





We consent to the incorporation by reference in (i) Registration Statement No. 33-5390 on Form S-3, (ii) Registration Statement No. 33-6661 on Form S-8, (iii) Registration Statement No. 33-32821 on Form S-3, (iv) Registration Statement No. 33-20496 on Form S-8, (v) Registration Statement No. 33-37747 on Form S-3,
(vi) Registration Statement No. 33-34350 on Form S-3, (vii) Registration Statement No. 33-38620 on Form S-8 and (viii) Registration Statement No. 33-44909 on Form S-8 of our report dated February 15, 1994 appearing in this Annual Report on Form 10-K of Presidio Oil Company for the year ended December 31, 1993.




/s/ Deloitte & Touche
DELOITTE & TOUCHE

Denver, Colorado
February 15, 1994